EXHIBIT 5.1
OPINION OF SUMMIT LAW GROUP, P.L.L.C.

August 30, 2002

Nextel Partners, Inc.
4500 Carillon Point
Kirkland, WA 98033

Re: Registration Statement on Form S-8 under the Securities Act of 1933, as amended

Ladies and Gentlemen:

     We have acted as counsel to you in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), which you are filing with the Securities and Exchange Commission with respect to 12,000,000 shares of Class A Common Stock, $0.001 par value per share (the “Shares”), which may be issued pursuant to the Third Amended and Restated Nonqualified Stock Option Plan.

     We have examined the Registration Statement and such documents and records of the Company and other documents as we have deemed relevant and necessary for the purpose of this opinion. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies and the genuineness of all signatures.

     Based upon and subject to the foregoing, we are of the opinion that any original issuance Shares that may be issued pursuant to the plan have been duly authorized and that, upon the due execution by the Company and the registration by its registrar of such Shares in accordance with the terms of the plan, and the receipt of consideration therefor in accordance with the terms of the plan, such Shares will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Summit Law Group

SUMMIT LAW GROUP a professional limited liability company